EXHIBIT 99.2
CERTIFICATION
PURSUANT TO 31 C.F.R. § 30.15
     I, Paul S. Feeley, certify, based on my knowledge, that:
     (i) The compensation committee of Central Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Central Bancorp, Inc.;
     (ii) The compensation committee of Central Bancorp, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Central Bancorp, Inc., and during that same applicable period has identified any features in the employee compensation plans that pose risks to Central Bancorp, Inc. and has limited those features to ensure that Central Bancorp, Inc. is not unnecessarily exposed to risks;
     (iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Central Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;
     (iv) The compensation committee of Central Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The compensation committee of Central Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Central Bancorp, Inc.;

(B)	Employee compensation plans that unnecessarily expose Central Bancorp, Inc. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Central Bancorp, Inc. to enhance the compensation of an employee;
     (vi) Central Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) Central Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (viii) Central Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (ix) The board of directors of Central Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Central Bancorp, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;
     (x) Central Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xi) Central Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
     (xii) Central Bancorp, Inc. will disclose whether Central Bancorp, Inc., the board of directors of Central Bancorp, Inc., or the compensation committee of Central Bancorp, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) Central Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xiv) Central Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Central Bancorp, Inc. and Treasury, including any amendments;

and with the name, title, and employer of each SEO and the most highly compensated employee identified; and
     (xv) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: June 18, 2010	/s/ Paul S. Feeley
Paul S. Feeley
Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)